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                                                                     EXHIBIT 3.5

                       [LETTERHEAD OF EZRA AND BRUTZKUS]

                                October 5, 1999

                          ATTORNEY-CLIENT FEE CONTRACT
                          ----------------------------

     This document (the "agreement") is the written fee contract that California law requires lawyers to have with their clients. We, Ezra and Brutzkus, A Professional Corporation, will provide legal services to you, Pacific Coast Apparel Co., Inc. on the terms set forth below.

1. CONDITIONS. This agreement will not take effect, and we will have no obligation to provide legal services, until you return a signed copy of this agreement and pay the initial deposit called for under Paragraph 4.

2. SCOPE OF SERVICES. You are hiring us as your attorneys with regard to insolvency issues and the development of potential alternatives. We will provide those legal services reasonably required to represent you. We will take reasonable steps to keep you informed of progress and to respond to your inquiries. We will not represent you in any litigation proceedings or bankruptcy absent further written arrangements. Unless you and we make a different agreement in writing, this agreement will govern all future services we perform for you.

3. CLIENT'S DUTIES. You agree to be truthful with us, to cooperate, to keep us informed of developments, to abide by this agreement, to pay our bills on time and to keep us advised of your address, telephone and whereabouts.

4. MINIMUM FEE/DEPOSIT. You agree to pay us an initial deposit of $10,000.00 paid in exchange for our agreement to represent you. The fee is non-refundable, but our hourly charges will be credited against it. Any future deposit will be credited towards costs and fees incurred.

     Whenever your deposit is exhausted, we reserve the right to demand additional deposits. You agree to pay all deposits after the initial deposit within 10 days of our demand. Except for the minimum fee, any unused deposit at the conclusion of our services will be refunded.

5. LEGAL FEES AND BILLING PRACTICES. You agree to pay by the hour at our prevailing rates for time spent on your matter by our legal personnel. Our current hourly rates for legal personnel are: $225.00 for G. Michael Jackson, $250.00 for Mark Brutzkus and $350.00 for Robert Ezra. Our current hourly rate for paralegal


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services is $100.00 and word processing fee of $35.00. Such amounts may increase but only to a maximum of $50.00 per hour, per attorney for the year
1999.

     We will charge your for the time we spend on telephone calls relating to your matter, including calls with you, opposing counsel or court personnel. The legal personnel assigned your matter will confer among themselves about the matter, as required. When they do confer, each person will charge for the time expended. Likewise, if more than one of our legal personnel attends a meeting, court hearing or other proceeding, each will charge for time spent. We will charge for waiting in court and elsewhere and for travel time, both local and out of town.

6. COSTS AND OTHER CHARGES.

     (a) In General. We will incur various costs and expenses in performing legal services under this agreement. You agree to pay for those costs and expenses in addition to the hourly fees. The costs and expenses commonly include process servers' fees, fees fixed by law or assessed by courts and other agencies, court reporters' fees, long distance telephone calls, messenger and other delivery fees, postage, parking and other local travel expenses, photocopying and other reproduction costs, clerical staff overtime, word processing charges, charges for computer time and other similar items. All costs and expenses will be charged at our cost or rates regularly charged.

     (b) Out of Town Travel. You agree to pay transportation, meals, lodging and all other costs of any necessary out-of-town travel by our personnel. You will also be charged the hourly rates for the time legal personnel spend traveling.

     (c) Experts, Consultants and Investigators. To aid in the preparation or presentation of your case, it may become necessary to hire expert witnesses, consultants or investigators. We will not hire such persons unless your agree to pay their fees and charges. We will select any expert witnesses, consultants or investigators to be hired.

7. BILLING STATEMENTS. We will send you periodic statements from time to time, for fees and costs incurred, which have been deducted from your deposit.

     You agree to pay interest monthly at the rate of 10% per annum on all amounts not paid within one month after billing and until all outstanding debt is paid in full.

8. LIEN. You hereby grant us a lien on any and all claims or causes of action that are the subject of our representation under this agreement. Our lien will be for any sums owing to us at the conclusion of our services. The lien will attach to any recovery you may obtain, whether by arbitration award, judgment, settlement or otherwise.


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9. DISCHARGE AND WITHDRAWAL. You may discharge us at any time. We may withdraw with your consent or for good cause. Good cause includes your breach of this agreement, your refusal to cooperate with us or to follow our advice on a material matter or any fact or circumstance that would render our continuing representation unlawful or unethical.

10. DISCLAIMER OF GUARANTEE. Nothing in this agreement and nothing in our statements to you will be construed as a promise or guarantee about the outcome of your matter. We make no such promises or guarantees. Our comments about the outcome or your matter are expressions of opinion only.

11. INSURANCE COVERAGE. Pursuant to California Business and Professions Code
Section 6148, we are required to advise you if we maintain an Errors and Omissions insurance policy which is applicable to the services which are covered by this retainer agreement. We do maintain errors and omissions insurance that is consistent with the type of work that we generally perform. Accordingly, we believe that the definitions of coverage, include the services which are to be rendered in this matter.

12. FEE DISPUTES. As you may know, in the event of a fee dispute, you are entitled to seek redress and to arbitrate pursuant to California Business and Professions Code 6200-6202. In the event that arbitration is sought, the code has been amended to disallow a trial after arbitration, in the event that the parties had not agreed to binding arbitration. A new trial will be denied if a party willfully fails to appear at the arbitration. The non-appearing party will have the burden to prove that the failure to appear was not willful and that showing to evidence same will have to be made to the Court.

13. EFFECTIVE DATE. This agreement will take effect when you have performed the conditions stated in Paragraph 1, but its effective date will be retroactive to the date we first performed services. The date at the beginning of this agreement is for reference only. Even if this agreement does not take effect, you will be obligated to pay us the reasonable values of any services we may have performed for you.

14. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


                                    EZRA AND BRUTZKUS, A PROFESSIONAL
                                    CORPORATION


                                    By: /s/ ROBERT EZRA
                                        ------------------------------
                                        ROBERT EZRA



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I/We have read and understood the foregoing terms and agree to them, as of the date Ezra and Brutzkus, A Professional Corporation first provided services. If more than one party signs below, we each agree to be liable, jointly and severally, for all obligations under this agreement.

Address:   1620 So. Los Angeles Street
           Los Angeles, California 90015

Telephone: 213/748-9724
Fax:       213/748-1206



                                      PACIFIC COAST APPAREL COMPANY, INC.



                                      /s/ TERRENCE L. McGOVERN
                                      --------------------------------
                                      By: TERRENCE L. McGOVERN



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